UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 5, 2009

Date of Report (Date of earliest event reported)

MONOTYPE IMAGING HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33612	20-3289482
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500 Unicorn Park Drive

Woburn, Massachusetts 01801

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (781) 970-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

See Item 5.02, which is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On January 5, 2009, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Monotype Imaging Holdings Inc. (the “Company”) approved the 2009 annual base salaries of Douglas J. Shaw, President and Chief Executive Officer, Scott E. Landers, Senior Vice President and Chief Financial Officer, John L. Seguin, Executive Vice President, David L. McCarthy, Vice President and General Manager, OEM Sales, and Janet M. Dunlap, General Counsel and Secretary, of $325,000, $260,000, $275,000, $220,000 and $224,000, respectively.

On January 5, 2009, the Compensation Committee also approved the Company’s 2009 Executive Incentive Compensation Program (the “2009 Bonus Plan”) and established awards that may be earned for fiscal 2009 under the 2009 Bonus Plan by Messrs. Shaw, Landers, Seguin and McCarthy and Ms. Dunlap, and other officers approved by the Compensation Committee for participation in the 2009 Bonus Plan (each, a “Participant”). A Participant may receive a cash bonus payment under the 2009 Bonus Plan based upon the attainment of performance targets that are established by the Board of Directors or the Compensation Committee and may relate to financial measures with respect to the Company, as well as individual performance goals (collectively, the “Performance Goals”) and a Participant’s overall performance. No cash bonuses under the 2009 Bonus Plan shall be paid to Participants unless and until the Board of Directors or the Compensation Committee makes a determination with respect to the attainment of the Performance Goals. The Compensation Committee and the Board of Directors retain the right to amend, alter or terminate the 2009 Bonus Plan at any time. A copy of the 2009 Bonus Plan is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

9.01. Exhibits

(d)	Exhibits

10.1	Monotype Imaging Holdings Inc. 2009 Executive Incentive Compensation Program

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

MONOTYPE IMAGING HOLDINGS INC.

January 7, 2009	By:	/s/ Douglas J. Shaw
Douglas J. Shaw
President and Chief Executive Officer (Principal Executive Officer)

3